Exhibit 99.1

Investors: Don McCauley Chief Financial Officer Qualys, Inc. +1 (650) 801-6181 dmccauley@qualys.com	Media: John Christiansen/Stacy Roughan Sard Verbinnen & Co +1 (415) 618-8750/+1 (310) 201-2040 jchristiansen@sardverb.com/sroughan@sardverb.com

QUALYS ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

Revenue Growth of 19% Year-Over-Year

GAAP EPS of $0.04, Non-GAAP EPS of $0.08

REDWOOD CITY, CA – November 4, 2013 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud security and compliance solutions, today announced financial results for the third quarter ended September 30, 2013. For the quarter, the Company reported revenues of $27.7 million, GAAP net income of $1.3 million, non-GAAP net income of $2.9 million, adjusted EBITDA of $5.7 million, GAAP earnings per diluted share of $0.04, and non-GAAP earnings per diluted share of $0.08.

“We are pleased to report another solid quarter as we continue to execute against our strategic plan, drive momentum throughout our business and deliver growth through the expansion of the QualysGuard platform with new capabilities and offerings,” said Philippe Courtot, Chairman and Chief Executive Officer of Qualys.“ This past quarter we expanded the reach of our security and compliance cloud solutions into the small business market with our Express Lite Offering and broadened our reach into enterprises and government agencies with the introduction of the QualysGuard Private Cloud Platform on VCE Vblock Systems, which we have successfully sold to large financial institutions, telecommunications companies and government agencies. At our User Conference in Las Vegas, we also showcased to hundreds of customers and partners the new innovations to our cloud security platform, including our Continuous Monitoring Solution for Perimeters and new Cloud Agent technology that enables customers to scan millions of mobile devices within their IT infrastructures. Driven by continued product innovation and momentum, we expect to end the year on a strong note as we continue to leverage the strength of our cloud platform and SaaS business model to grow revenues and increase value to our customers and shareholders.”

Third Quarter 2013 Financial Highlights

Revenues: Revenues for the third quarter of 2013 increased by 19% to $27.7 million compared to $23.4 million in the same quarter last year. Revenue growth was driven by a combination of increased sales of subscriptions for additional solutions to existing customers, as well as sales of subscriptions to new customers.

Bookings: Four-Quarter Bookings (a non-GAAP financial measure) were $113.3 million for the four-quarter period ended September 30, 2013, an increase of $14.6 million, or 15%, compared to $98.7 million for the four-quarter period ended September 30, 2012. The increase in Four-Quarter Bookings was primarily due to sales of subscriptions for additional solutions to customers, as well as sales of subscriptions to new customers.

Gross Profit: GAAP gross profit for the third quarter of 2013 increased by 14% to $21.3 million compared to $18.7 million in the same quarter last year. GAAP gross margin was 77% for the third quarter of 2013 compared to 80% in the same quarter last year. Non-GAAP gross profit for the third quarter of 2013 increased by 14% to $21.4 million compared to $18.8 million in the same quarter last year. Non-GAAP gross margin was 77% for the third quarter of 2013 compared to 80% in the same quarter last year. The decrease in gross margin percentages was related to increased depreciation resulting from higher levels of capital expenditures and related operations costs to support the growth of the Company’s business, including the deployment of new solutions and the expansion of its data center infrastructure.

Operating Income: GAAP operating income for the third quarter of 2013 decreased to $1.5 million compared to $1.7 million in the same quarter last year. GAAP operating margin decreased to 5% for the third quarter of 2013 compared to 7% in the same quarter last year. Non-GAAP operating income for the third quarter of 2013 increased to $3.1 million compared to $2.7 million in the same quarter last year. Non-GAAP operating margin decreased to 11% for the third quarter of 2013 compared to 12% in the same quarter last year.

Net Income: GAAP net income for the third quarter of 2013 was $1.3 million, or $0.04 per diluted share, compared to $1.7 million, or a $0.06 per diluted share, in the same quarter last year. Non-GAAP net income for the third quarter of 2013 was $2.9 million, or $0.08 per diluted share, compared to a non-GAAP net income of $2.7 million, or $0.10 per diluted share, in the same quarter last year.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the third quarter of 2013 increased by 23% to $5.7 million compared to $4.6 million in the same quarter last year. As a percentage of revenues, adjusted EBITDA remained constant at 20% in the third quarter of 2013 compared to the same quarter last year.

Third Quarter 2013 Business Highlights

New Customers:

•	New customers included: American International Group (AIG), Barnes & Noble, Clorox, The City of Glendale CA, Humana, McGraw-Hill, Montana State University, Suncor Energy, VMware, Volkswagen of America, UConn Health Center, and the University of Cincinnati.

•	Hosted more than 600 customers and partners at the 11th Annual Qualys Security Conference in Las Vegas, where attendees and industry experts shared best practices and discussed how to protect IT Infrastructures from cyber-attacks and how to manage compliance more effectively.

New Products and Functionalities:

•	Showcased key expansions to the QualysGuard Platform at the Qualys Security Conference, including:

•	Continuous Security Monitoring for Internet facing systems allowing customers to continuously monitor their mission critical assets and to be alerted to any security vulnerabilities or misconfigurations that may lead to a cyber-attack.

•	New Cloud Agent technology that can be seamlessly installed on mobile devices enabling customers to collect security and compliance postures for mobile assets to drive remediation efforts across highly distributed networks with large populations of mobile users.

•	Enhanced Malware Analysis and Detection capabilities on extracted documents from inbound traffic using URL and IP address reputation solutions and correlating detection events with the intelligence acquired from QualysGuard vulnerability audits to reduce false positives.

•	Released a new version of Qualys BrowserCheck, the Company’s popular, free service that helps consumers and businesses keep their browsers and plug-ins up-to-date in an effort to protect against harmful online content and malicious software. The latest version now includes expanded support for Macs and enables users to automatically run daily scans that can detect the status of browsers, plug-ins, system settings, security software, missing patches and applications that could expose them to cyber threats.

•	Announced a significant expansion of capabilities for securing web applications with a Web Application Firewall service (WAF), now in beta on Amazon EC2 and as virtual machines for on-premise deployments, which allows organizations to mitigate vulnerabilities automatically before they are remediated. Qualys is also working on delivering a Cloud Web Application Log Analysis and a Remediation/Exploit console that is expected to be available in beta in the first quarter of 2014.

Industry Recognition:

•	Received highest rating of “Strong Positive” in Gartner’s MarketScope for Vulnerability Assessment[1] for fifth consecutive time.

•	QualysGuard Web Application Scanning (WAS) received Gold in SearchSecurity.com 2013 Readers’ Choice Award for Application Security.

•	IDC ranked Qualys number 1 for Worldwide Device Vulnerability Assessment Revenue Share for 2012 for the fifth consecutive year.

[1]	Disclaimer: Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Financial Performance Outlook

Fourth Quarter 2013 Guidance: Management expects revenues to be in the range of $28.5 million to $29.0 million. GAAP net income per diluted share is expected to be in the range of $0.00 to $0.02 and non-GAAP net income per diluted share is expected to be in the range of $0.03 to $0.05 based on approximately 36.7 million weighted average diluted shares outstanding for the quarter.

Full Year 2013 Guidance: Full year 2013 guidance remains unchanged with management expecting revenues to be in the range of $106 million to $108 million. GAAP EPS is expected to be in the range of $0.02 to $0.06 per diluted share and non-GAAP EPS is expected to be in the range of $0.16 to $0.20 per diluted share based on approximately 35.8 million weighted average diluted shares outstanding for the full year.

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its third quarter 2013 financial results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID #71970739. The live webcast of Qualys’ earnings conference call can also be accessed at investor.qualys.com. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS), is a pioneer and leading provider of cloud security and compliance solutions with over 6,000 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The QualysGuard Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accuvant, BT, Dell SecureWorks, Fujitsu, NTT, Symantec, Verizon, and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys, the Qualys logo and QualysGuard are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, statements related to: continued revenue growth and overall momentum in our business; the expansion of our platform with new capabilities and offerings; our expectations regarding strategic investments in our business; our expectations regarding the release dates of our new products; our guidance for revenues, GAAP net income per diluted share and non-GAAP net income per diluted share for the fourth quarter and full year of 2013; and our expectations for the number of weighted average diluted shares outstanding for the fourth quarter and full year of 2013. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; customer acceptance and purchase of our existing solutions and new solutions; our ability to retain existing customers and generate new customers; the market for cloud solutions for IT security and compliance not continuing to develop; competition from other products and services; and general market, political, economic and business conditions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the three months ended June 30, 2013, filed with the Securities and Exchange Commission on August 7, 2013. The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Qualys monitors non-GAAP measures of Four-Quarter Bookings, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA.

Qualys monitors Four-Quarter Bookings to understand sales trends for its business. Qualys believes this metric provides an additional tool for investors to use in assessing its business performance in a way that more fully reflects current business trends than reported revenues and reduces the variations in any particular quarter caused by customer subscription renewals. Qualys believes Four-Quarter Bookings reflects the material sales trends for its business because it includes sales of subscriptions to new customers, as well as subscription renewals and upsells of additional subscriptions to existing customers.

Qualys also monitors non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA to evaluate its ongoing operational performance and enhance an overall understanding of its past financial performance. Qualys believes that these non-GAAP metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses, as well as the related tax effects, that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA. Furthermore, Qualys uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys also believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$27,749	$23,382	$78,923	$66,763
Cost of revenues (1)	6,415	4,634	18,134	13,423

Gross profit	21,334	18,748	60,789	53,340
Operating expenses:
Research and development (1)	5,151	5,076	15,739	15,325
Sales and marketing (1)	10,411	8,797	30,739	27,827
General and administrative (1)	4,277	3,154	12,226	8,811

Total operating expenses	19,839	17,027	58,704	51,963

Income from operations	1,495	1,721	2,085	1,377
Other income (expense), net:
Interest expense	(7)	(38)	(37)	(153)
Interest income	115	1	273	2
Other income (expense), net	(84)	60	(370)	(44)

Total other income (expense), net	24	23	(134)	(195)

Income before provision for income taxes	1,519	1,744	1,951	1,182
Provision for income taxes	210	77	372	77

Net income	$1,309	$1,667	$1,579	$1,105

Net income attributable to common stockholders	$1,307	$415	$1,577	$264

Net income per share attributable to common stockholders:
Basic	$0.04	$0.07	$0.05	$0.05

Diluted	$0.04	$0.06	$0.04	$0.04

Weighted average shares used in computing net income per share attributable to common stockholders:
Basic	32,088	5,843	31,789	5,540

Diluted	36,247	26,545	35,704	25,972

(1) Includes stock-based compensation as follows:
Cost of revenues	$103	$68	$307	$195
Research and development	253	167	697	484
Sales and marketing	363	349	804	856
General and administrative	902	443	2,000	1,048

Total stock-based compensation	$1,621	$1,027	$3,808	$2,583

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$1,309	$1,667	$1,579	$1,105
Change in foreign currency translation gain (loss), net of zero tax	(12)	41	(73)	(17)
Available-for-sale investments:
Change in net unrealized gain on investments, net of zero tax	52	—	37	—
Less: reclassification adjustment for net gain included in net income	(1)	—	(9)	—

Net change, net of zero tax	51	—	28	—

Other comprehensive income (loss), net	39	41	(45)	(17)

Comprehensive income	$1,348	$1,708	$1,534	$1,088

Qualys, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$42,118	$34,885
Short-term investments	58,748	83,547
Accounts receivable, net	25,022	24,545
Prepaid expenses and other current assets	5,116	4,377

Total current assets	131,004	147,354
Restricted cash	—	114
Long-term investments	24,805	—
Property and equipment, net	22,493	18,148
Intangible assets, net	2,492	2,811
Goodwill	317	317
Other noncurrent assets	564	1,574

Total assets	$181,675	$170,318

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,097	$2,031
Accrued liabilities	7,950	7,803
Deferred revenues, current	61,389	56,497
Capital lease obligations, current	1,071	1,183

Total current liabilities	71,507	67,514
Deferred revenues, noncurrent	8,456	8,616
Income taxes payable, noncurrent	684	594
Other noncurrent liabilities	533	1,231
Capital lease obligations, noncurrent	—	808

Total liabilities	81,180	78,763
Stockholders’ equity:
Common stock	32	31
Additional paid-in capital	174,056	166,651
Accumulated other comprehensive loss	(1,080)	(1,035)
Accumulated deficit	(72,513)	(74,092)

Total stockholders’ equity	100,495	91,555

Total liabilities and stockholders’ equity	$181,675	$170,318

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income	$1,579	$1,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	7,050	5,397
Bad debt expense	211	182
Loss on disposal of property and equipment	12	3
Stock-based compensation	3,808	2,583
Non-cash interest expense	—	24
Amortization of premiums on investments	188	—
Changes in operating assets and liabilities:
Accounts receivable	(688)	(2,884)
Prepaid expenses and other assets	229	147
Accounts payable	(939)	(542)
Accrued liabilities	(608)	(1,529)
Deferred revenues	4,732	6,415
Other noncurrent liabilities	(383)	(232)

Net cash provided by operating activities	15,191	10,669

Cash flows from investing activities:
Purchases of investments	(113,689)	—
Sales and maturities of investments	113,524	—
Purchases of property and equipment	(10,364)	(8,104)
Release of restricted cash	114	—

Net cash used in investing activities	(10,415)	(8,104)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,374	1,998
Income tax benefits from exercise of stock options	59	—
Principal payments under capital lease obligations	(920)	(1,763)
Payment of consideration related to acquisition	—	(1,000)
Payment for offering costs in connection with initial public offering	—	(560)

Net cash provided by (used in) financing activities	2,513	(1,325)

Effect of exchange rate changes on cash and cash equivalents	(56)	16

Net increase in cash and cash equivalents	7,233	1,256
Cash and cash equivalents at beginning of period	34,885	24,548

Cash and cash equivalents at end of period	$42,118	$25,804

Non-cash investing and financing activities:
Purchases of property and equipment included in accrued liabilities	$731	$—
Vesting of early exercised common stock options	$204	$86
Deferred offering costs not yet paid	$—	$1,973
Issuance of common stock for acquisition of license	$—	$51

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

FOUR-QUARTER BOOKINGS

(Unaudited)

(in thousands)

	Four Quarters Ended
	September 30,
	2013	2012
Revenues	$103,580	$87,416
Deferred revenues, current
Beginning of the Four-Quarter Period	51,693	40,413
Ending	61,389	51,693

Net change	9,696	11,280

Four-Quarter Bookings	$113,276	$98,696

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$1,309	$1,667	$1,579	$1,105
Depreciation and amortization of property and equipment	2,452	1,739	6,731	5,066
Amortization of intangible assets	105	112	319	331
Interest expense	7	38	37	153
Provision for income taxes	210	77	372	77

EBITDA	4,083	3,633	9,038	6,732
Stock-based compensation	1,621	1,027	3,808	2,583
Other (income) expense, net	(31)	(61)	97	42

Adjusted EBITDA	$5,673	$4,599	$12,943	$9,357

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP gross profit	$21,334	$18,748	$60,789	$53,340
Plus:
Stock-based compensation	103	68	307	195

Non-GAAP gross profit	$21,437	$18,816	$61,096	$53,535

GAAP income from operations	$1,495	$1,721	$2,085	$1,377
Plus:
Stock-based compensation	1,621	1,027	3,808	2,583

Non-GAAP income from operations	$3,116	$2,748	$5,893	$3,960

GAAP net income	$1,309	$1,667	$1,579	$1,105
Plus:
Stock-based compensation	1,621	1,027	3,808	2,583

Non-GAAP net income	$2,930	$2,694	$5,387	$3,688

Non-GAAP net income attributable to common stockholders	$2,927	$671	$5,382	$881

Non-GAAP net income per share attributable to common stockholders:
Basic	$0.09	$0.11	$0.17	$0.16

Diluted	$0.08	$0.10	$0.15	$0.14

Weighted average shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	32,088	5,843	31,789	5,540

Diluted	36,247	26,545	35,704	25,972

Qualys, Inc.

NET INCOME PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Numerator:
Net income	$1,309	$1,667	$1,579	$1,105
Net income attributable to participating securities	(2)	(1,252)	(2)	(841)

Net income attributable to common stockholders - basic	1,307	415	1,577	264
Undistributed earnings reallocated to participating securities	1	1,249	—	839

Net income attributable to common stockholders - diluted	$1,308	$1,664	$1,577	$1,103

Denominator:
Weighted-average shares used in computing net income per share attributable to common stockholders - basic	32,088	5,843	31,789	5,540
Effect of potentially dilutive securities:
Convertible preferred stock	—	17,597	—	17,597
Common stock options	4,159	3,105	3,915	2,829
Contingently issuable shares related to an acquisition	—	—	—	6

Weighted-average shares used in computing net income per share attributable to common stockholders - diluted	36,247	26,545	35,704	25,972

Net income per share attributable to common stockholders
Basic	$0.04	$0.07	$0.05	$0.05

Diluted	$0.04	$0.06	$0.04	$0.04